Exhibit 99.2
NEWS RELEASE – for immediate release
Alexza Prices $18.0 Million Registered Direct Offering
Mountain View, California – August 5, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced that it has entered into definitive agreements with a select group of institutional investors to raise approximately $18.0 million in gross proceeds in a registered direct offering through the sale of common stock and warrants. The Company agreed to sell a total of 6,685,183 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.5 of a share of common stock, at a purchase price of $2.70 per unit. The warrants will be exercisable six months after issuance at $3.30 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.
Alexza estimates that net proceeds from the offering will be approximately $16.4 million, after deducting placement agents’ commissions and estimated offering expenses. The Company intends to use the net proceeds from the sale of the securities primarily for general corporate purposes, including clinical trial, research and development, general and administrative and manufacturing expenses.
RBC Capital Markets Corporation is acting as the sole lead placement agent and JMP Securities LLC is acting as co-agent in this offering.
The securities described above are being offered pursuant to a registration statement on Form S-3 previously declared effective by the Securities and Exchange Commission on May 20, 2010. The transaction is expected to close on or about August 10, 2010, subject to customary closing conditions.
A copy of the prospectus supplement relating to the offering and the accompanying base prospectus may be obtained by contacting RBC Capital Markets at 3 World Financial Center, 8th Floor, 200 Vesey Street, New York, NY 10281, Attention: Equity Syndicate, or by calling (212) 428-6670, or JMP Securities, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attention: Prospectus Department, or by calling (415) 835-8900. A copy of the prospectus supplement relating to the offering and the accompanying base prospectus may also be accessed on the SEC website, http://www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Alexza nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the United States and Canada.
Alexza recently announced that it plans to advance AZ-007 (Staccato zaleplon) into Phase 2 clinical development with the first Phase 2 clinical trial projected to begin in 1H 2011. AZ-007 is being developed for the treatment of insomnia in patients who have difficulty falling asleep, including those patients who awake in the middle of the night and have difficulty falling back asleep.
For more information about Alexza, the Staccato technology or Alexza’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the company’s intent, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, and the risk that the financing may be delayed or may not occur due to market or other conditions and the satisfaction of customary closing conditions related to the proposed public offering. The company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business and this offering are described in additional detail in the company’s Quarterly Report on Form 10-Q for the three-months ended June 30, 2010, the company’s other Periodic and Current Reports filed with the Securities and Exchange Commission and the prospectus supplement related to this offering. Forward-looking statements contained in this announcement are made as of this date, and the company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com